Exhibit 99.1

STONE ENERGY CORPORATION

Announces Third Quarter 2012 Results

LAFAYETTE, LA. November 6, 2012

Stone Energy Corporation (NYSE: SGY) today announced financial and operational results for the third quarter of 2012 and provided updated guidance. Some of the highlights include:

•

Produced an average of 41.8 MBoe (251 MMcfe) per day during the third quarter of 2012, which represents an 18% increase when compared to the third quarter of 2011. The volumes were impacted by shut-ins due to Hurricane Isaac. Average production for October was approximately 42.6 MBoe (255 MMcfe) per day.

•

Brought the second La Cantera delineation well on line in September. Current net production from the two well field is approximately 13 MMcf of gas, 600 Bbls of NGLs and 260 Bbls of oil per day (18 MMcfe per day, net).

•	Entered into a joint venture deal with Conoco on four deep water Gulf of Mexico prospects.

•	BOEM awarded Stone and its partners 23 high bid leases from the June 2012 lease sale.

•	Reached total depth on the Parmer deep water appraisal well and encountered approximately 240 net feet of gas pay in a new zone.

•

Drilled 17 wells and completed 21 wells in the condensate rich Mary and Heather fields in the Marcellus shale during the first nine months of 2012. Current net daily production is approximately 53 MMcfe in Appalachia. In late October, some drilling, completion, and facility operations were suspended in this area due to Hurricane Sandy.

•	On October 23, 2012, agreed to issue $300 million 7.50% Senior Notes due 2022 and tendered for the $200 million 2014 Notes.

Chairman, President and Chief Executive Officer David Welch stated, “Production showed quarterly and annual growth despite temporary shut-ins due to Hurricane Isaac. Incremental volumes from Appalachia and the additional 25% working interest purchased at the Pompano field spurred this quarterly growth. We brought on line the second La Cantera well in late September which should help boost volumes in the fourth quarter. We are very excited about our deep water joint venture arrangement with Conoco on four deep water prospects which allows us to share risk while maintaining material upside in these prospects. The final awarding of 23 blocks from the June 2012 lease sale further strengthens our deep water leasehold position. In our Parmer deep water well, we encountered encouraging liquids rich gas zones and will be further evaluating the project with our partners. Finally, in late October we agreed to issue $300 million 7.50% Senior Notes due 2022 to retire our 2014 Notes and extend our debt maturity and provide additional flexibility.”

Financial Results

For the third quarter of 2012, Stone reported net income of $23.7 million, or $0.48 per share, on oil, gas, and natural gas liquids (NGLs) revenue of $226.7 million, compared to net income of $51.8 million, or $1.06 per share, on oil, gas, and NGL revenue of $209.3 million in the third quarter of 2011. Discretionary cash flow totaled $142.8 million during the third quarter of 2012, as compared to $160.0 million during the third quarter of 2011. Please see “Non-GAAP Financial Measures” and the accompanying financial statements for a reconciliation of discretionary cash flow, a non-GAAP financial measure, to net cash flow provided by operating activities.

Net daily production during the third quarter of 2012 averaged 41.8 thousand barrels of oil equivalent (MBoe) per day (251 million cubic feet of gas equivalent (MMcfe) per day), compared with net daily production of 40.5 MBoe (243 MMcfe) per day in the second quarter of 2012, and net daily production of 35.4 MBoe (213 MMcfe) per day in the third quarter of 2011. The production mix for the third quarter of 2012 was 45% oil, 9% NGLs and 46% natural gas.

Prices realized during the third quarter of 2012 averaged $104.15 per barrel of oil, $34.93 per barrel of NGLs and $3.20 per Mcf of natural gas. Average realized prices for the third quarter of 2011 were $103.51 per barrel of oil, $60.81 per barrel of NGLs and $4.48 per Mcf of natural gas. Effective hedging transactions increased the average realized price of natural gas by $0.55 per Mcf and increased the average realized price of oil by $2.34 per barrel in the third quarter of 2012.

Lease operating expenses (LOE) during the third quarter of 2012 totaled $61.0 million ($15.86 per Boe or $2.64 per Mcfe), compared to $46.6 million ($14.29 per Boe or $2.38 per Mcfe), in the third quarter of 2011. The increase in the quarter was primarily due to high seasonal major maintenance costs, added expense from Hurricane Isaac and incremental LOE from the acquired Pompano field.

Depreciation, depletion and amortization (DD&A) on oil and gas properties for the third quarter of 2012 totaled $88.4 million ($22.99 per Boe or $3.83 per Mcfe), compared to $63.8 million ($19.55 per Boe or $3.26 per Mcfe), in the third quarter of 2011.

Salaries, general and administrative (SG&A) expenses (excluding incentive compensation expense) for the third quarter of 2012 were $13.7 million ($3.56 per Boe or $0.59 per Mcfe), compared to $7.2 million ($2.19 per Boe or $0.37 per Mcfe), in the third quarter of 2011. The third quarter of 2011 had a one-time positive insurance adjustment which reduced the SG&A reported expenses for the period.

Capital expenditures before capitalized SG&A and interest during the third quarter of 2012 were approximately $141.0 million, which includes $25.3 million of plugging and abandonment expenditures. Additionally, $5.5 million of SG&A expenses and $9.5 million of interest were capitalized during the quarter. Capital expenditures before capitalized SG&A and interest for the first nine months of 2012 were approximately $438 million, which includes $47 million of plugging and abandonment expenditures. Additionally, $17.7 million of SG&A expenses and $27.7 million of interest were capitalized during the first nine months of 2012.

As of September 30, 2012, we had no outstanding borrowings under our bank credit facility and letters of credit totaling $21.0 million had been issued pursuant to the facility, leaving $379.0 million of availability under the facility. On October 22, 2012, our borrowing base was reaffirmed at $400 million.

On October 23, 2012, we priced an offering of $300 million in aggregate principal amount of 7.50% Senior Notes due 2022 (Senior Notes). The Senior Notes were offered at a price equal to 98.277% of the principal amount thereof, resulting in a yield to maturity of 7.75%. Stone expects to close the sale of the Senior Notes on November 8, 2012, subject to the satisfaction of customary closing conditions. Stone intends to use the net proceeds from the offering to fund its pending tender offer and consent solicitation for its existing $200 million 6.75% Senior Subordinated Notes due 2014 and the redemption of any notes not tendered and for general corporate purposes. The early tender and consent solicitation expired on November 5, 2012 at 5:00 p.m. eastern standard time with approximately $136.1 million tendered.

Operational Update

La Cantera (Deep Gas). The second well (Broussard #2) at the La Cantera deep gas field located in Vermilion Parish, Louisiana commenced production on September 18, 2012. The well is currently producing at an average net rate of 9 MMcf of gas per day, 400 barrels of NGLs per day and 170 barrels of condensate per day. The Thibodeaux #1 well and the Broussard #2 well are currently producing at a combined average daily net rate of approximately 13 MMcf of gas, 600 barrels of NGLs and 260 barrels of oil. A third well has been proposed and is expected to be drilled in the first half of 2013. Stone holds an approximate 34.5% working interest in this project.

Upper Mississippi Canyon Joint Venture. Stone entered into an Exploration Agreement with ConocoPhillips Company (“Conoco”) covering four deep water prospects in the Mississippi Canyon / Viosca Knoll areas. This agreement provides Conoco with an option to participate in four deep water prospects. Stone and Conoco were successful in acquiring six blocks in the Outer Continental Shelf Sale 216/222 held in June 2012.

Lease Sale Results. The Bureau of Ocean Energy Management (BOEM) awarded Stone and its partners leases on 23 offshore blocks from the June 2012 Gulf of Mexico lease sale. These blocks include De Soto Canyon 448, 492, 493, 851 & 895; East Cameron 63; Green Canyon 354, 647, 691, 692, & 821; Mississippi Canyon 205, 206, 554, 555, 900, 901, & 983; Viosca Knoll 865, 907, 909, & 952; and West Cameron 175. The BOEM rejected three of Stone’s apparent high bids due to insufficient consideration.

Green Canyon 823/867 – Parmer (Deep Water). Drilling operations for the Parmer appraisal well were completed during the third quarter of 2012. The well found approximately 240 net feet of condensate-rich gas pay in two gas sands that are full to base, as well as 40 net feet of oil pay in two sands that both encountered oil on water. After selling down a promoted 15% interest, Stone holds a 35% working interest in the prospect which includes Apache (35% – operator) and Ecopetrol America (30%). Plans for future development are currently being evaluated.

Walker Ridge 719 – Phinisi (Deep Water). The deep water Phinisi exploration well is currently scheduled to spud in the second quarter of 2013. Stone holds a 20% working interest in the prospect which is operated by ENI.

Appalachian Basin (Marcellus Shale). Current net production from the Mary, Heather, Buddy and Katie fields in the Marcellus shale is approximately 53 MMcfe per day. Production increased with the initiation of production from the 7-well Potts pad at our Mary field in August 2012. Drilling continues in the condensate and NGL rich Mary and Heather fields in West Virginia with a total of 17 horizontal wells drilled year to date. Additionally, Stone has fracture-stimulated 21 wells in its Mary field this year. Stone has drilled a total of 59 horizontal wells in the Marcellus Shale and is currently producing from 35 wells. Production from the 6-well Weekly pad and 3-well Maury pad is expected to begin during the fourth quarter of 2012 (all located in the Mary field). Stone expects to drill 25 horizontal wells and complete 24 to 28 wells in the Mary and Heather fields during 2012.

Conventional Shelf. The Pounder well in the Ship Shoal 113 field commenced production on August 6, 2012. Current net production is approximately 1,300 barrels of oil per day. Stone’s Calico Bass prospect was unsuccessful and has been abandoned.

2012 Guidance

Guidance for the fourth quarter and full year 2012 has been updated (updated guidance numbers are italicized and bolded) and is shown in the table below. The guidance is subject to all the cautionary statements and limitations described below under the caption “Forward Looking Statements.”

	Fourth Quarter	Full Year
Production - MBoe per day (MMcfe per day)	42.5 –45 (255–270)	42 –42.5 (250 –255)

Lease operating expenses (in millions) (excluding transportation/processing expenses)	—	$210 - $215

Transportation, processing and gathering (in millions)	—	$22 - $26

Salaries, General & Administrative expenses (in millions) (excluding incentive compensation)	—	$52 - $55

Depreciation, Depletion & Amortization (per Boe)	—	$22.20 -$23.70
(per Mcfe)		$3.70 - $3.95

Corporate Tax Rate (%)	—	36% - 37%

Capital Expenditure Budget (in millions) (excluding material acquisitions)	—	$625

Hedge Position

The following table illustrates our derivative positions for 2012, 2013, 2014 and 2015 as of November 6, 2012:

	Fixed-Price Swaps
	NYMEX (except where noted)
	Natural Gas		Oil
	Daily Volume (MMBtus/d)	Swap Price	Daily Volume (Bbls/d)		Swap Price
2012	10,000	$5.035	1,000		$90.30
2012	10,000	5.040	1,000		90.41
2012	10,000	5.050	1,000		90.45
2012			1,000		95.50
2012			2,000		97.60
2012			1,000		98.15
2012			1,000		100.00
2012			1,000		101.55
2012			1,000		104.25
2012			1,000	*	111.02

2013	10,000	4.000	1,000		92.80
2013	10,000	5.270	2,000	**	94.05
2013	10,000	5.320	1,000		94.45
2013			1,000		94.60
2013			1,000		97.15
2013			1,000		101.53
2013			1,000		103.00
2013			1,000		103.15
2013			1,000		104.25
2013			1,000		104.47
2013			1,000		104.50
2013			1,000	*	107.30

2014	10,000	4.000	1,000		90.06
2014	10,000	4.250	1,000		93.55
2014			1,000		98.00
2014			1,000		98.30
2014			1,000		99.65
2014			1,000	*	103.30

2015	10,000	4.005	1,000		90.00

*	Brent oil contract
**	January through June

Other Information

Stone Energy has planned a conference call for 10:00 a.m. Central Time on Wednesday, November 7, 2012 to discuss the operational and financial results for the third quarter of 2012. Anyone wishing to participate should visit our website at www.StoneEnergy.com for a live web cast or dial 1-877-228-3598 and request the “Stone Energy Call.” If you are unable to participate in the original conference call, a replay will be available immediately following the completion of the call on Stone Energy’s website. The replay will be available for one month.

Non-GAAP Financial Measures

In this press release, we refer to a non-GAAP financial measure we call “discretionary cash flow.” Management believes discretionary cash flow is a financial indicator of our company’s ability to internally fund capital expenditures and service debt. Management also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the oil and gas exploration and production industry. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP. Please see the “Reconciliation of Non-GAAP Financial Measure” for a reconciliation of discretionary cash flow to cash flow provided by operating activities.

Forward Looking Statements

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico and Appalachia, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.

Estimates for Stone’s future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes and numerous other factors. Stone’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Delays experienced in well permitting could affect the timing of drilling and production. Lease operating expenses, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of our properties and the amount of maintenance activity required. Estimates of DD&A rates can vary according to reserve additions, capital expenditures, future development costs, and other factors. Therefore, we can give no assurance that our future production volumes, lease operating expenses or DD&A rates will be as estimated.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Our business strategy is to leverage cash flow generated from existing assets to maintain relatively stable GOM shelf oil production, profitably grow gas reserves and production in price-advantaged basins such as Appalachia and the Gulf Coast Basin, and profitably grow oil reserves and production in material impact areas such as the deep water GOM and onshore oil. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.

STONE ENERGY CORPORATION

SUMMARY STATISTICS

(In thousands, except per share/unit amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
FINANCIAL RESULTS
Net income	$23,659	$51,821	$105,180	$148,809
Net income per share	$0.48	$1.06	$2.13	$3.04

PRODUCTION QUANTITIES
Oil (MBbls)	1,736	1,521	5,289	4,804
Natural Gas (MMcf)	10,615	9,544	31,031	29,025
Natural gas liquids (MBbls)	341	149	794	429
Oil, gas and NGLs (MBoe)	3,846	3,261	11,255	10,071
Oil, gas and NGLs (MMcfe)	23,077	19,564	67,529	60,423

AVERAGE DAILY PRODUCTION
Oil (MBbls)	19	17	19	18
Gas (MMcf)	115	104	113	106
Natural gas liquids (MBbls)	4	2	3	2
Oil, gas and NGLs (MBoe)	42	35	41	37
Oil, gas and NGLs (MMcfe)	251	213	246	221

REVENUE DATA
Oil revenue	$180,806	$157,436	$564,745	$484,788
Natural Gas revenue	34,003	42,771	91,006	131,815
Natural gas liquids revenue	11,910	9,060	35,228	25,290

Total oil, natural gas and NGL revenue	$226,719	$209,267	$690,979	$641,893

AVERAGE PRICES
Prior to the cash settlement of effective hedging transactions:
Oil (per Bbl)	$101.81	$105.67	$106.57	$106.34
Natural Gas (per Mcf)	2.65	4.00	2.38	4.09
Natural gas liquids (per Bbl)	34.93	60.81	44.37	58.95
Oil, gas and NGLs (per Boe)	56.35	63.78	59.76	65.04
Oil, gas and NGLs (per Mcfe)	9.39	10.63	9.96	10.84
Including the cash settlement of effective hedging transactions:
Oil (per Bbl)	$104.15	$103.51	$106.78	$100.91
Natural Gas (per Mcf)	3.20	4.48	2.93	4.54
Natural gas liquids (per Bbl)	34.93	60.81	44.37	58.95
Oil, gas and NGLs (per Boe)	58.95	64.17	61.39	63.74
Oil, gas and NGLs (per Mcfe)	9.82	10.70	10.23	10.62

COST DATA
Lease operating expenses	$60,995	$46,591	$157,030	$130,486
Salaries, general and administrative expenses	13,673	7,151	40,521	29,494
DD&A expense on oil and gas properties	88,417	63,757	258,598	201,934

AVERAGE COSTS
Lease operating expenses (per Boe)	$15.86	$14.29	$13.95	$12.96
Lease operating expenses (per Mcfe)	2.64	2.38	2.33	2.16
Salaries, general and administrative expenses (per Boe)	3.56	2.19	3.60	2.93
Salaries, general and administrative expenses (per Mcfe)	0.59	0.37	0.60	0.49
DD&A expense on oil and gas properties (per Boe)	22.99	19.55	22.98	20.05
DD&A expense on oil and gas properties (per Mcfe)	3.83	3.26	3.83	3.34

AVERAGE SHARES OUTSTANDING – Diluted	48,384	48,071	48,343	48,006

STONE ENERGY CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Operating revenue:
Oil production	$180,806	$157,436	$564,745	$484,788
Gas production	34,003	42,771	91,006	131,815
Natural gas liquids production	11,910	9,060	35,228	25,290
Other operational income	678	1,245	2,520	2,994
Derivative income, net	—	4,082	3,119	3,300

Total operating revenue	227,397	214,594	696,618	648,187

Operating expenses:
Lease operating expenses	60,995	46,591	157,030	130,486
Transportation, processing and gathering expenses	6,762	2,763	15,911	7,311
Other operational expenses	82	654	195	1,452
Production taxes	1,842	2,492	7,578	6,828
Depreciation, depletion and amortization	89,274	64,462	260,982	204,777
Accretion expense	8,405	7,700	24,926	23,134
Salaries, general and administrative expenses	13,673	7,151	40,521	29,494
Incentive compensation expense	67	2,087	3,907	7,104
Derivative expense, net	1,812	—	—	—

Total operating expenses	182,912	133,900	511,050	410,586

Income from operations	44,485	80,694	185,568	237,601

Other (income) expenses:
Interest expense	7,692	1,379	21,107	6,470
Interest income	(117)	(23)	(227)	(170)
Other income, net	(443)	(372)	(1,229)	(1,499)
Loss on early extinguishment of debt	—	—	—	607
Other expense, net	—	308	—	501

Total other expenses	7,132	1,292	19,651	5,909

Net income before taxes	37,353	79,402	165,917	231,692

Provision (benefit) for income taxes:
Current	595	(12,681)	1,164	(15,043)
Deferred	13,099	40,262	59,573	97,926

Total income taxes	13,694	27,581	60,737	82,883

Net income	$23,659	$51,821	$105,180	$148,809

STONE ENERGY CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net income as reported	$23,659	$51,821	$105,180	$148,809

Reconciling items:
Depreciation, depletion and amortization	89,274	64,462	260,982	204,777
Deferred income tax provision	13,099	40,262	59,573	97,926
Accretion expense	8,405	7,700	24,926	23,134
Stock compensation expense	2,529	1,354	6,800	4,492
Early extinguishment of debt	—	—	—	607
Non-cash interest expense	3,790	453	9,068	1,412
Other	2,087	(6,011)	(1,450)	(7,189)

Discretionary cash flow	142,843	160,041	465,079	473,968

Changes in income taxes payable	681	(15,465)	(3,240)	(21,710)
Settlement of asset retirement obligations	(25,293)	(18,975)	(47,211)	(52,543)
Other working capital changes	6,246	16,280	(40,715)	(11,302)

Net cash provided by operating activities	$124,477	$141,881	$373,913	$388,413

STONE ENERGY CORPORATION

CONSOLIDATED BALANCE SHEET

(In thousands)

(Unaudited)

	September 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$176,186	$38,451
Accounts receivable	127,250	118,139
Fair value of hedging contracts	34,010	25,177
Current income tax receivable	24,066	19,946
Deferred taxes	12,280	26,072
Inventory	4,506	4,643
Other current assets	3,246	791

Total current assets	381,544	233,219

Oil and gas properties, full cost method of accounting:
Proved	7,039,450	6,648,168
Less: accumulated depreciation, depletion and amortization	(5,427,668)	(5,174,729)

Net proved oil and gas properties	1,611,782	1,473,439
Unevaluated	454,639	401,609
Other property and equipment, net	13,399	11,172
Fair value of hedging contracts	18,155	22,543
Other assets, net	35,158	23,769

Total assets	$2,514,677	$2,165,751

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable to vendors	$99,362	$102,946
Undistributed oil and gas proceeds	24,277	27,328
Accrued interest	9,774	14,059
Fair value of hedging contracts	1,077	11,122
Asset retirement obligations	59,366	62,676
Other current liabilities	11,405	28,370

Total current liabilities	205,261	246,501

Bank debt	—	45,000
6 3/4% Senior Subordinated Notes due 2014	200,000	200,000
8 5/8% Senior Notes due 2017	375,000	375,000
1 3/4% Senior Convertible Notes due 2017*	236,024	—
Deferred taxes	298,100	247,835
Asset retirement obligations	351,023	363,103
Fair value of hedging contracts	2,266	815
Other long-term liabilities	20,844	19,668

Total liabilities	1,688,518	1,497,922

Common stock	484	481
Treasury stock	(860)	(860)
Additional paid-in capital	1,383,741	1,338,565
Accumulated deficit	(587,045)	(692,225)
Accumulated other comprehensive income	29,839	21,868

Total stockholders’ equity	826,159	667,829

Total liabilities and stockholders’ equity	$2,514,677	$2,165,751

*Face value of $300 million